EXHIBIT 10.1

AMENDMENT SEVEN

TO THE

REGIONS FINANCIAL CORPORATION

SUPPLEMENTAL 401(K) PLAN

Regions Financial Corporation (the “Company”) hereby amends the Supplemental 401(k) Plan as follows:

1. Section 1.1 is hereby amended by substituting the following definition of “Eligible Employee”:

Effective January 1, 2008, “Eligible Employee” means an Employee whose base salary is at least 200% of the amount in Section 414(q)(1)(B)(i) of the Code, as indexed. Effective January 1, 2008, Participants transferring employment to Morgan Keegan shall cease active participation in this Plan as of the date of the Participant’s transfer to Morgan Keegan and shall no longer be an Eligible Employee.

2. Effective January 1, 2008, Section 2.1 is hereby amended by adding the following paragraphs to the end thereof:

Notwithstanding anything above to the contrary, an Eligible Employee shall be eligible to participate hereunder as of the January 1 coinciding with or next following the date that the Employee has a base salary that equals or exceeds 200% of the amount set fort in Section 414(q)(1)(B)(i) of the Code, as indexed.

Effective January 1, 2008, Participants transferring employment to Morgan Keegan will no longer be eligible to participate and shall cease active participation in this Plan as of the date of the Participant’s transfer to Morgan Keegan.

3. Section 3.3 is hereby amended by adding the following paragraph to the end thereof:

Effective January 1, 2008, a Participant’s deferrals for any Plan Year shall not commence under this Plan until the Participant has deferred the maximum amount the Participant is allowed to defer under the Regions Financial Corporation 401(k) Plan.